Dror Ortho-Design, Inc. 8-K

Exhibit 10.8

CONSULTING AGREEMENT

THIS AGREEMENT is entered into as of the 6 day of December, 2021, by and between DROR ORTHO DESIGN LIMITED, a company incorporated under the laws of the State of Israel, having its principal place of business at3 Shatner Street, Givat Shaul, Jerusalem, Israel, 9546103, leeahaddad@yahoo.com (“Company”), and YAAKOV BODNER (“Consultant”).

In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            ENGAGEMENT PERIOD. The Company hereby engages Consultant, and Consultant hereby accepts such engagement with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending on the first anniversary of the start date (the “Consulting Period”), unless terminated earlier as provided for in Section 4. The Consulting Period shall not renew unless agreed up on in writing by the Company and the Consultant.

2.            POSITION AND DUTIES.

(a)          Services. During the Consulting Period, Consultant shall perform the following consulting services as may be requested by the Chief Executive Officer or other senior management of the Company from time to time:

a.	Review business plans, strategies, proposed transactions and other plans for the purpose of advising the Company with regards to business acquisitions and merger transactions; and

b.	Such other services as agreed to between the parties.

The Consultant shall not be required to perform more than 5 hours of consulting services per month and will only provide services as requested in writing by the Chief Executive Officer. The Consultant will not be required to forfeit or refund any compensation in the event the Chief Executive Officer does not request the performance of services. The Consultant shall not be required to perform any consulting services that would require a license or permit from any governmental or other entity.

(b)         Performance of Services. The parties expressly acknowledge and agree that Consultant will be free to provide consulting and other services to any other person or entity during the Consulting Period. Consultant shall perform the Services to the best of Consultant’s abilities in a diligent, trustworthy, professional and efficient manner. In performing the Services hereunder, Consultant is acting as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company, on the one hand, and the Consultant, on the other hand. Consultant shall not have any right, power or authority inany way to bind the Company or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the part the Company or any of its affiliates except to the limited extent expressly authorized by the Company in writing from time to time, and Consultant agrees not to represent otherwise to any third party.

3.            CONSULTING FEE. Upon signing of this Agreement, as consideration for the Services being rendered, the Company will issue to the Consultant and the Consultant will receive 3,708 ordinary shares of the Company (the “Shares”) and Consultant shall be assigned by existing shareholders of the Company 5,098 Warrants to purchase preferred A-4 shares pursuant to the capitalization table of the Company as provided to Consultant. As utilized in this Agreement, fully diluted basis shall exclude any warrants, options or convertible securities with respect to which the exercise or conversion price is greater than the per share price allocated to the Shares herein. The Shares and Warrants will be fully vested when issued. The provisions of Section 4.17 of the Securities Purchase Agreement signed among the Company and certain investors therein and dated December 6, 2021 shall apply to the Shares, mutatis mutandis.. The Company confirms that the Shares and Warrants are being issued without encumbrance, are fully paid and non-assessable. The Warrants shall be exercisable for a term of four (4) years.

4.            TERMINATION. The Consulting Period may be terminated by the Company for a Material Breach (as defined below) by the Consultant or any of his affiliates and consultants of this Agreement, or any other written agreement between Consultant or any of his affiliates and the Company or any of its affiliates. A “Material Breach” shall mean either (i) the Consultant’s willful failure to perform the Services with the Company or to follow the directives of the Supervisor, which is not cured within 7 days after the Supervisor makes a detailed demand to the Consultant; (ii) any material breach by the Consultant of this Agreement, any breach of the PIIA or any breach of fiduciary duties; (iii) engagement of the Consultant in willful misconduct or acts in bad faith with respect to the Company in connection with and related to the engagement hereunder; (iv) conducting by the Consultant of any felony and/or any willful act of embezzlement, fraud or theft related to the Services.

5.            CONSULTANT’S REPRESENTATIONS. Consultant hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound, (b) except as previously disclosed to the Company in writing (a copy of such agreement having been provided to the Company and with respect to which all noncompete restrictions shall expire prior to the commencement of the Consulting Period), Consultant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms. Consultant hereby acknowledges and represents that Consultant has either consulted with independent legal counsel regarding Consultant’s rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that Consultant fully understands the terms and conditions contained herein.

6.            PROPRIETARY INFORMATION, NON-COMPETITION AND INVENTIONS AGREEMENT. As a condition for providing the Services the Consultant will execute the Proprietary Information, Non-Competition and Inventions Agreement in the form attached as Exhibit A (the “PIIA”) the provisions of which are hereby incorporated by reference.

7.            SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held tobe prohibited by, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision shall be ineffective only in the jurisdiction where so held and only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of suchprovision or the remaining provisions of this Agreement.

8.            NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

9.            SUCCESSORS AND ASSIGNS. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement orany rights or obligations hereunder; provided that (a) this Agreement will inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees (but otherwise will not otherwise be assignable, transferable or delegable by Consultant), and (b) this Agreement will be assignable, transferable or delegable by the Company without the consent of Consultant to the Company or any of its affiliates or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of their businessor assets (none of which shall constitute a termination of Consultant’s engagement hereunder).

10.          CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Israel, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Israel.

11.          AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Consultant, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effector enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

12.          COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, thesubject matter hereof in any way, including, without limitation, any prior consulting agreement, by and between Consultant and the Company.

13.          COUNTERPARTS. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.          EXCULPATION AND INDEMNIFICATION. As an independent contractor, Consultant agrees never to assert or claim, and shall indemnify and hold the Company and its affiliates harmless from any claims or liabilities arising out of any assertion or determination that Consultant was or is anemployee of the Company or any of its affiliates at any point during or after the Consulting Period, including but not limited to, any claim seeking wages, paid time off, employee benefits, unemploymentcompensation benefits, or workers; compensation benefits based on Consultant’s relationship with the Company or any of its affiliates, or any liabilities arising out of the failure to provide any of the foregoing. The Consultant specifically acknowledges and agrees that because the Consultant is an independent contractor and not an employee, Consultant shall not seek, and shall have no right to receive, unemployment compensation benefits based upon the termination of this Agreement or the relationship between Consultant and the Company. Consultant also knowingly and voluntarily waivesany claim against the Company for any benefits provided to the Company’s current or former employees during any period in which the Consultant is determined to be a common law employee orsome other designation other than an independent contractor.

15.          This Agreement, the PIIA and the other schedules and exhibits attached to it constitute the entire agreement between the parties and supersede all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement.

16.          The provisions of the PIIA attached as Exhibit A will survive the rescission or termination, for any reason, of this Agreement, and will survive the termination of Consultant’s engagement by the Company. The foregoing notwithstanding, such agreement shall terminate in accordance with the terms therein.

*          *          *          *          *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

DROR ORTHO DESIGN LIMITED

By:
Name: Shraga Braverman
Title: Chief Executive Officer

YAAKOV BODNER

[Signature Paage - Dror Ortho Deisgn Ltd. - Consluting Agreement - Yaacov Bodner]

EXHIBIT A

PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS

NON-DISCLOSURE AND NON-COMPETE AGREEMENT

To: Dror Ortho Design Ltd. (the “Company”)

The undersigned (the “Consultant”) hereby acknowledges that he/she will have access to, and/or participate in, the development or marketing of the Company’s products and/or certain proprietary information, inventions, commercial secrets and other confidential information of the Company disclosed to the Consultant, and/or accessed by, and/or developed by the Consultant and/or with the assistance of the Consultant, in connection with the services provided by the Consultant, directly or through other person or entity, under the Consultant Agreement signed with the Company dated December 6, 2021 (hereinafter, the “Consulting Agreement”). In relation to such confidential information the Consultant hereby undertakes as follows, in full knowledge that the force of this undertaking is in no way dependent upon the force of the Consulting Agreement, is entirely independent from said agreement, does not in any way constitute a concurrent obligation with the obligations defined in the Consulting Agreement and has been a material part of the consideration of my engagement by the Company:

1.	PROPRIETARY INFORMATION AND NON-DISCLOSURE

1.1.       Consultant acknowledges and agrees that he will have access to or be involved in the making or development of, confidential and proprietary information concerning the business and financial activities of the Company, any investors or other entities associated or affiliated with the Company; and/or information and technology regarding any of the Company’s products, services, research and development, including without limitation, commercial information, banking, investments, investors, properties, operational methods, plans and strategies, business plans, research projects, employees, marketing plans, prices, supplier lists, customers data, operating procedures, trade secrets, test results, formulas, processes, data and know-how, improvements, inventions, patents, application for patents, copyrights, trademarks, engineering specifications, drawings, sketches, illustrations, product designs, technical information discoveries, studies, techniques, specifications, computer programs (in source and object code), databases, products (actual or planned) and any intellectual property. Such information, whether documentary, written, oral or digital format, shall be deemed to be and referred to as “Proprietary Information”. The term “Company” shall include for purposes of this Section 1 any parents, subsidiaries, and affiliates thereof.

1.2.       Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that (i) was known to Consultant prior to his/her association with the Company and can be so proven by Consultant by documentary evidence; (ii) is or has become a part of the public knowledge except as a result of a breach of this Agreement by Consultant; (iii) shall have been received by Consultant from a third party having no obligation to the Company.

1.3.       Consultant agrees and declares that all Proprietary Information and rights in connection therewith are and shall be the sole property of the Company and any of its assignees. At all times, both during his engagement with the Company and after its termination, Consultant will keep in strict confidence and trust all Proprietary Information, and Consultant will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use or disclose directly or indirectly any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties under his engagement with the Company in the best interests of the Company.

1.4.       Upon the earlier of termination of his engagement with the Company or first demand by the Company, Consultant will promptly deliver to the Company all documents and materials of any nature (whether in printed, digital or other form) pertaining to his/her engagement with the Company, and he/ will not take with him/her any documents or materials or copies thereof containing any Proprietary Information.

1.5.       Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his engagement with the Company and after its termination, Consultant undertakes to keep and hold all such information in strict confidence and trust, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as a consultant of the Company and consistent with the Company’s agreement with such third party. Upon termination of his engagement with the Company, Consultant shall act with respect to such information as set forth in Section 1.4, mutatis mutandis.

1.6.       The provisions of this Section 1 shall survive the termination of the Consultant’s engagement with the Company regardless of the cause of such termination.

2.	ASSIGNMENT OF INVENTIONS

2.1.       Consultant understands that the Company is engaged, involved or associated in a continuous program of investment, research, development, production or marketing in connection with its business and that, as an essential part of his/her engagement with the Company, he/she may and is expected to make new contributions to and create inventions of value for the Company.

2.2.       As long as he/she is engaged with the Company and renders it services, Consultant undertakes and covenants that he/she will promptly disclose in confidence and deliver to the Company all inventions, improvements, ideas, themes, designs, original works of authorship, formulas, concepts, techniques, forecasts, test results and documentation, discoveries, models, drawings, tooling, schematics and other diagrams, instructional material, notes, records, algorithms, operating procedures methods, systems, processes, compositions of matter, computer software programs, databases, mask works, Proprietary Information, innovations and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets or under any other intellectual property right, that are made or conceived or first reduced to practice or created by him/her, either alone or jointly with others, (i) in the course of his/her engagement with the Company, which relates to any of the Company’s or its subsidiaries or affiliates business, products or scope of work; and/or (ii) involving Proprietary Information; and/or (iii) were created using equipment, supplies or facilities, or Proprietary Information (“Inventions”). For the purposes of clarity, no intellectual property, invention or other asset that is not related to the business of the Company shall be included in the definition of “Inventions.”.

2.3.       Consultant agrees and represents, that all Inventions will be the sole and exclusive property of the Company or its subsidiaries, as applicable, and/or its assignees. Consultant further agrees and represents, that all services rendered to the Company and the results and proceeds thereof, including without limitation, all material of whatever kind or nature, including all literary or dramatic material, concepts, themes, and/or ideas furnished by it to the Company shall be deemed furnished pursuant to the Consulting Agreement, were and/or will be solely created by the Consultant as a “work-made-for-hire” specially ordered or commissioned by the Company for its use and benefit and in consideration for compensation stipulated in the Consulting Agreement with the Company being deemed the sole author of it and the owner of all rights of every kind or nature, whether now known or hereafter devised (including, but not limited to, copyrights and all extensions and renewals of copyrights) in and to it, with the right to make all uses of it or non-use throughout the universe and all changes in it as the Company deems necessary or desirable. In the event any such material is found not to be a work-made-for-hire, then Consultant agrees to, and does hereby, assign and transfer all right, title and interest in such material throughout the world, including the copyrights in all works of authorship, to the Company for good and valuable consideration, receipt of which Consultant hereby acknowledges. Consultant hereby covenants and agrees that so long as he/she will be engaged with the Company, he/she shall not cooperate with any person not employed by the Company or any subsidiary in purpose of creating any Invention, unless a prior written consent is obtained from the Company.

2.4.       Consultant agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of this Agreement. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times and will be returned to the Company upon the earlier of completion of the services or the request of the Company.

2.5.       Consultant agrees that if in the course of performing services, he incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by him or in which he has an interest (i) he shall inform the Company, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention. Consultant shall not incorporate any invention, work of authorship, mask work, protectable design, improvement, development, concept, discovery, trade secret or other proprietary information owned in whole or in part by any third party into any Invention without prior written permission of the Company.

2.6.       Consultant hereby irrevocably transfers and assigns to the Company and/or its assignees and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its assignees, for no additional consideration: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, titles and interests, in any Invention and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions; and (b) any and all Moral Rights (as defined below) that he/she may have in or with respect to any Invention. Consultant also hereby forever waives and agrees never to assert any and all Moral Rights he/she may have in or with respect to any Invention, even after termination of his engagement with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his/her honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

2.7.       Consultant hereby waives, releases and forever discharges any claims and/or demands whatsoever, whether in law, in equity or otherwise, in relation to the Inventions and Consultant further expressly waives all economic rights in the Inventions including without limitation any rights to royalties from any intellectual property right (specifically including patent rights under the Israeli Patent and Design Act of 1967, including, without limitation, Section 134 thereof and/or other applicable laws) and any right to receive any payment or other consideration whatsoever.

2.8.       The Company and/or its assignees shall be entitled to protect any Invention by way of registration and/or in any other manner, in Israel or anywhere else. Consultant agrees to assist the Company in every proper way to obtain and enforce, for the benefit of the Company and/or its assignees exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Inventions in any and all countries. Consultant will execute any documents that may reasonably requested from him/her for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Consultant’s obligations under this Section 2.7 will survive the termination of his engagement with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him/her at the Company’s request on such assistance. After the termination of the Consultant’s engagement with the Company, any assistance requested by the Company or any of its assignees pursuant to this Section 2.7 shall take into account the Consultant’s obligations towards third parties. Consultant hereby irrevocably appoints the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Company’s board of directors) as his/her attorney-in-fact to execute documents on his/her behalf for this purpose and agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in this Section 2, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by the Consultant.

2.9.       The provisions of this Section 2 shall survive termination of the Consulting Agreement and shall be and remain in full force and effect at all times thereafter.

3.	NON-COMPETITION; NON-SOLICITATION

3.1.       Consultant agrees and undertakes that he/she will not, without the prior written consent of Company, for the duration of the Consulting Agreement and for a period of 12 months following termination of the Consulting Agreement for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever (a) engage in, become financially interested in, be employed by, any business or venture that is engaged in any activities involving products similar to or competing with actual or planned products of the Company or its affiliates, in any geographic area where, during the duration of the Consulting Agreement, such business of the Company or any of its affiliates is being or had been conducted, provided, however, that Consultant may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such company, so long as he/she has no active role in the publicly owned and traded company as director, employee, consultant or otherwise; or (b) assist any other person, entity, or organization in competing or in preparing to compete with the business or demonstrably anticipated business of the Company and/or its affiliates; or (c) entice, solicit, recruit or encourage any employee, consultant, customer, vendor, supplier or prospective employee, consultant, customer, vendor or supplier of Company and/or its affiliates to cease doing business with the Company and/or its affiliates, reduce its relationship with the Company and/or its affiliates or refrain from establishing or expanding a relationship with the Company and/or its affiliates or in any other way interfere with the Company’s and/or its affiliates’ relationships with its employees, consultants, customers, vendors or suppliers. Exceptions to the restriction set forth in Section 3.1(a) will be permitted with written consent of the board of directors of the Company.

3.2.       Consultant agrees and undertakes that during the period of the Consulting Agreement and for a period of 12 months following termination of the Consulting Agreement for any reason (other than the liquidation of the Company), he/she will not, directly or indirectly, including personally or in any business in which he/she is an officer, director or shareholder, for any purpose or in any place, hire or engage with any person employed by the Company and/or its affiliates on the date of such termination or during the preceding twelve months (except where such person is employed at the time of such termination and thereafter by a third party). Provided that the foregoing restrictions shall not apply to (i) any solicitations made pursuant to general advertising; or (ii) through search firms that are not directed specifically at employees of the Company.

3.3.       Consultant acknowledges that the Company has entered into the Consulting Agreement in reliance on his/her undertaking set forth in this Section 3, and that given his\her access to information regarding the Company, the provisions of this Section 3 are reasonable and necessary to protect the Company’s business and rights.

3.4.       If any one or more of the terms contained in this Section 3 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

IN WITNESS WHEREOF, the Consultant has signed this Proprietary Information, Assignment of Inventions, Non-Disclosure and Non-Compete Agreement as of December 6, 2021.

Yaakov Bodner

[Signature Paage - Dror Ortho Deisgn Ltd. - PIIA - Yaacov Bodner]